Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 30, 2007, except for the effects of the 1-for-3 reverse stock split discussed in Note 1 as to which the date is March  31, 2008, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended 2006, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, CA

April 25, 2008